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                                                                      EXHIBIT 16


             [Letterhead of Singer Lewak Greenbaum & Goldstein LLP]



June 24, 2003

Office of the Chief Accountant
SECPS Letter File
Mail Stop 11-3
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for US Dataworks, Inc. and we reported on the consolidated financial statements of US Dataworks, Inc. as of the fiscal years ending March 31, 2002 and March 31, 2001 and for the three year period ended March 31, 2001. On June 11, 2003 our appointment as principal accountants was terminated. We have read US Dataworks, Inc.'s statements included under Item 4 of its Amendment No. 1 to Form 8-K dated June 11, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the decision to appoint Ham, Langston & Brezina, LLP was approved by the Audit Committee of the Company's Board of Directors. We also are not in a position to agree or disagree with the Company's statement that it did not consult with Ham, Langston & Brezina, LLP on any matter which was the subject of any disagreement or reportable event or on the application of generally accepted accounting principles to a specific transaction, either completed or proposed.

Very truly yours,


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP